Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP, Investor Relations
508-651-6650 cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS APRIL SALES RESULTS

NATICK, MA – May 10, 2007 — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that net sales for the month of April 2007 increased by 1.9% to $618.5 million from $606.7 million for April 2006. On a comparable club basis, April sales decreased by 2.1%, including a contribution from sales of gasoline of approximately 1.2% and a negative impact from the absence of pharmacy sales versus last year of 0.4%. The Company completed the closing of its in-club pharmacies in February 2007. A calendar shift in the timing of Easter related sales had a negative impact on comparable club sales of approximately 2%. In addition, unseasonably cold and wet weather across most of the chain negatively affected sales during the first half of the month.

For April 2006, the Company reported a comparable club sales increase of 1.2%, including a contribution from sales of gasoline of 1.5%.

For the first quarter of 2007, net sales increased by 6.6% to $2.0 billion from $1.9 billion for the first quarter of 2006. Comparable club sales increased by 2.3% for the first quarter of 2007, including a contribution from sales of gasoline of 1.4%. For the first quarter of 2006, the Company reported a comparable club sales increase of 2.0%, including a contribution from sales of gasoline of 1.4%.

Sales Results for April 2007
($ in thousands)
Four Weeks Ended		% Change
May 5, 2007	May 6, 2006	Net Sales	Comp. Sales
$618,479	$606,651	1.9%	-2.1%

Sales Results for the First Quarter
($ in thousands)
Thirteen Weeks Ended		% Change
May 5, 2007	May 6, 2006	Net Sales	Comp. Sales
$2,011,142	$1,886,585	6.6%	2.3%

The Company provided the following additional information regarding April 2007 comparable club sales:

•

Sales for the first two weeks were negatively affected by a calendar shift in the timing of Easter and by heavy rain and cold temperatures throughout the Northeast and Mid Atlantic. Comparable club sales for weeks three and four were in the range of 2.0% to 2.5%, including the impact of gasoline sales, which was minimal in both weeks.

•	With the exception of Metro New York, sales decreased in all geographic regions with the softest sales in New England and the Southeast.

•

Excluding sales of gasoline, the average transaction amount increased by approximately 1% in April and by about 3% for the quarter. Traffic decreased by approximately 4% in April, which reflected the Easter calendar shift as well as the adverse impact of weather during the first half of the month. For the quarter, traffic decreased by approximately 1%.

-More-

BJ’s Wholesale Club

May 10, 2007

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Food sales were approximately flat versus last year in April and increased by approximately 3% for the quarter. Sales of general merchandise decreased by about 7% in April and decreased by approximately 2% for the quarter.

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Categories with the strongest sales increases compared to last year included dairy, milk, snacks, office supplies and televisions. Weaker sales versus last year were seen in weather sensitive departments such as apparel, lawn care, sporting goods and summer seasonal as well as in electronics, jewelry, residential furniture and toys.

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 173 BJ’s Wholesale clubs and 96 gasoline stations in 16 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Conference call Information for First Quarter Financial Results

BJ’s plans to announce first quarter financial results on May 22, 2007 at approximately 7:00 a.m. Eastern Time. Also on May 22, 2007, BJ’s management plans to hold a conference call at 8:30 a.m. Eastern Time to discuss the first quarter results and the outlook for the second quarter of 2007. The access the webcast, visit www.bjsinvestor.com. An archive of the webcast will be available for approximately 90 days.

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